                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77C

     (a) A Special Meeting of the Shareholders of John Hancock Trust (the "Trust) was held at the Trust's principal office at 601 Congress Street, Boston Massachusetts on November 30, 2006 at 10:00 a.m.

     (b)  Not Applicable

     (c)  Proposals

          Proposal 1 Approval of Agreement and Plan of Reorganization providing for the combination of the Mid Cap Core Trust into the Mid Cap Index Trust

          Proposal 1 Approval of Agreement and Plan of Reorganization providing for the combination of the Strategic Value Trust into the Large Cap Value Trust

At the meeting, the proposal was approved by the shareholders of the Mid Cap Core Trust. The number of votes cast FOR or AGAINST or which ABSTAINED from voting is set forth below:

                                            SHARES
                        ----------------------------------------------
PORTFOLIO                     FOR           AGAINST        ABSTAINED
---------               --------------   -------------   -------------
   PROPOSAL 1
Mid Cap Core Trust      17,251,053.946   1,156,384.697   1,293,817.528

                                            SHARES
                        ----------------------------------------------
PORTFOLIO                     FOR           AGAINST        ABSTAINED
---------               --------------   -------------   -------------
   PROPOSAL 1
Large Cap Value Trust   16,910,077.127    366,572.880    1,594,471.561


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